THURSDAY JANUARY 24, 6:29 PM EASTERN TIME

PRESS RELEASE

SOURCE: Roadhouse Grill, Inc.

Involuntary Petition Filed Against Roadhouse Grill

POMPANO BEACH, Fla.--(BUSINESS WIRE)--Jan. 24, 2002--ROADHOUSE GRILL, INC. (Nasdaq:GRLL - news), a full service, casual dining restaurant operator, today announced that on January 18, 2002, an involuntary Chapter 11 petition was filed against Roadhouse Grill, Inc. in the United States Bankruptcy Court for the Southern District of Florida by three entities related to CNL Restaurant Properties, Inc., (three related landlords). Chapter 11 is the reorganization provision of the U.S. Bankruptcy Code under which a company may continue its operations, restructure its indebtedness and emerge from Chapter 11 as a reorganized enterprise.

Roadhouse Grill, Inc. had been in negotiations with the petitioning creditors in an effort to effect an out-of-court restructuring - a process favored by all of the Company's other major creditors and one which the Company believed was in the best interest of its constituencies. The Company has just recently completed an internal restructuring and believes that it has positioned itself to execute its business plan.

Roadhouse Grill, Inc. has twenty days to respond to this involuntary petition and has not yet determined whether it is in the best interests of its constituencies to contest the petition, if the petition is not withdrawn voluntarily. In any event, the Company will continue to conduct its operations in the ordinary course of its business, whether under Chapter 11 protection or not.

Certain statements in this release are forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. This press release includes forward-looking statements (including the Company's belief as to its ability to execute its business plan and the Company's intention to continue to conduct its operations in the ordinary course of business whether under Chapter 11 protection or not) based largely on the Company's expectations which are subject to a number of risks and uncertainties, including but not limited to the Company's net losses; outcome of the pending inquiries by the SEC; the Company's ability to reach an agreement with its lender with regard to a waiver of certain covenant violations and an amendment to the financial covenants contained in certain of its loan facilities and the Company's ability to comply with such financial covenants in the future; the likelihood that the Company will not be able to cure past payment defaults under certain of its loan facilities which may result in an acceleration of the amounts owed under the Company's loan facilities; availability of financing; the Company's ability to acquire adequate food supply and to obtain favorable food costs; changes in consumer preferences, tastes and eating habits; the availability of qualified labor; competition from other restaurants; construction delays; increase in interest rates; and national, regional and local economic and weather conditions and other factors discussed elsewhere in the Forms 10-K and 10-Q and other documents filed by the Company with the Securities and Exchange Commission. Many of these factors are beyond the Company's control. Actual results could differ materially from these forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this press release will, in fact, occur. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law. For copies of Roadhouse Grill's recent press releases via fax, at no charge, please call (888) 329-8932.

CONTACT:

         Roadhouse Grill, Inc., Pompano Beach
         Ayman Sabi or Harry Rosenfeld, 954/957-2600 http://www.roadhousegrill.com